Exhibit g(2)

FORM OF REVISED FEE SCHEDULE

.

___________, 2002

Mr. Leon A. McLennon

Wachovia Bank National Association

Three Wachovia Center

401 South Tryon Street, TH-2

Charlotte, NC 28288-1074

Dear Mr. McLennon:

The parties hereto agree that pursuant to Section 9.11 of the Custodian Agreement, dated December 6, 1991 between First Union National Bank of North Carolina ("First Union") and the North Carolina Cash Management Trust ("Trust"), First Union's rights and obligations thereunder have been assumed by Wachovia Corporation, the entity formed on formed on September 1, 2001 by the merger of Wachovia Corporation and First Union Corporation.

The parties further agree that the attached Fee Schedule sets forth in writing the compensation payable by the Trust to Wachovia Corporation (the "Custodian"), pursuant to Article VI of the Custodian Agreement

This Fee Schedule shall remain in effect for the period from July 1, 2002 through June 30, 2004, subject only to (i) modification by the mutual written consent of the Custodian and the Trust or (ii) termination in the event of termination of the Custodian Agreement.

The compensation payable to the Custodian includes an asset-based component ("Custody Service Charges") and a transaction-based component ("Transaction Fees"). Calculations of the Custody Service Charges shall be based on average monthly net assets of the Trust (both Cash and Term Portfolios) and the annual fee rate breakpoints included in the Fee Schedule. The compensation payable to the Custodian shall be the sum of the Custody Service Charges and the Transaction Fees. This compensation shall be computed and payable monthly.

The North Carolina Capital Management Trust

___________________________

Maria Dwyer

Treasurer

Accepted and agreed to

as of the date hereof:

Wachovia Bank National Association

By: ___________________________

Name: Leon A. McLennon

Title: Senior Vice President

FEE SCHEDULE

Custody Service Charges

Monthly Average Net Assets	Annual Fee Rate
$0-1 billion	0.0125%
$1-2 billion	0.010%
$2-3 billion	0.005%
Greater than $3 billion	0.00125%

Transaction Fees

Book entry trade	$6.50 per transaction
Physical trade	$15.00 per transaction
Wire	$6.00 per transaction